SEC 1745  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 AXESSTEL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   05459T10-1
                                 (CUSIP Number)

                                 SEPTEMBER 16, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [     ]   Rule 13d-1(b)
  [  X  ]   Rule 13d-1(c)
  [     ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO 05459T10-1

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Richard N. Frank

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (A)     [     ]
            (B)     [     ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  1,613,980
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        1,613,980

                   8.   SHARED DISPOSITIVE POWER
                        0

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,613,980

     10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            (SEE INSTRUCTIONS)  [     ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.95%(1)

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN

____________
(1) Based on 23,228,982 shares of common stock of Axesstel Inc. outstanding as of August 10, 2008.

ITEM 1.

           (A)  NAME OF ISSUER
                Axesstel, Inc.

           (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                6815 Flanders Drive, Suite 210
                San Diego, CA 92121

ITEM 2.
           (A)  NAME OF PERSON FILING
                Richard N. Frank

           (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 2601 Larkin Street
                San Francisco, California 94109

           (C)  CITIZENSHIP
                United States

           (D)  TITLE OF CLASS OF SECURITIES
                Common Stock, par value $0.0001 per share

           (E)  CUSIP NUMBER
                05459T10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
           Not Applicable

           (A)   [ ]  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                      EXCHANGE ACT;

           (B)   [ ]  BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE ACT;

           (C)   [ ]  INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE
                      EXCHANGE ACT;

           (D)   [ ]  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                      INVESTMENT COMPANY ACT;

           (E)   [ ]  AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE
                      13D-1(B)(1)(II)(E); ]

           (F)   [ ]  AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                      WITH RULE 13D-1(B)(1)(II)(F);

           (G)   [ ]  A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE
                      WITH RULE 13D-1(B)(1)(II)(G);

           (H)   [ ]  A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE
                      FEDERAL DEPOSIT INSURANCE ACT;

           (I)   [ ]  A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                      INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE

           (J)   [ ]  GROUP, IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(J).

ITEM 4.    OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

Richard N. Frank
             (A)  AMOUNT BENEFICIALLY OWNED:
                  1,613,980  shares of common stock
             (B)  PERCENT OF CLASS:
                  6.95%
             (C)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                        1,613,980 shares of common stock
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                        0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        1,613,980 shares of common stock
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
Not Applicable.

ITEM 10.     CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



Dated this 8th day of October, 2008

                                            Richard N. Frank

                                            By:   /s/ Richard N. Frank
                                                  Richard N. Frank